Exhibit 99.1

Cimetrix Announces Fiscal Year 2012 Financial Results
New Design Wins and Strong R&D Investments Position Company for Long-Term Growth

SALT LAKE CITY, UT — March 27, 2013 — Cimetrix Incorporated (OTCQB: CMXX, www.cimetrix.com), a leading provider of factory automation and equipment control software solutions for the global semiconductor, photovoltaic, HB-LED, and other electronics industries, today reported financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Financial Results Highlights
•	Total revenue was $1,320,000, down 24% from the fourth quarter of 2011, but up slightly on a sequential quarter basis from the third quarter 2012 revenue of $1,314,000.
•	Total software revenue increased 16% to $1,252,000, from $1,080,000 in the fourth quarter of 2011, and increased 7% on a sequential quarter basis.
•	Software Development Kit (SDK) revenue increased 13% year-over-year due to design wins for new OEM systems projects.
•	Software license upgrades and product support increased 4% year-over-year due to a growing customer base.
•	Net income was $20,000, compared to $21,000 in the fourth quarter of 2011.
•	Fourteenth consecutive quarter of profitability

Full Year 2012 Financial Results Highlights
•	Total revenue decreased 28% to $5,639,000, from $7,818,000 in 2011.
•	Total software revenue decreased 12% to $4,952,000, from $5,619,000 in 2011.
•	Software license upgrades and product support increased 6% year-over-year due to a growing customer base.
•	Net income was $68,000, compared to $539,000 in 2011.
•	Stockholder’s equity increased to $1,335,000, compared to $1,185,000 in 2011.

Management’s Comments
Commenting on the financial results, Bob Reback, president and chief executive officer, stated, “One year ago, in our 2011 financial results press release, we stated that we expected the semiconductor equipment industry to be down by 10-20% in 2012 and the PV and HB-LED equipment industries to be down by 60% and 40%, respectively. Those forecasts turned out to be close to the mark, particularly for semiconductor and PV equipment. When machine shipments declined dramatically in the second half of 2012, we were prepared and are very pleased to have managed the business to maintain profitability.”

Mr. Reback continued, “Our strategy was to implement a scalable business model that would remain profitable during the down cycles and be highly profitable during the up cycles. This strategy involved retaining a core of highly skilled and experienced personnel focused on serving customers and building great software products. To support this strategy, Cimetrix established a global network of service providers trained in Cimetrix products that are able to provide services to assist customers with software development activities. While this strategy reduces Cimetrix services revenue, it enables us to focus on sustaining and enhancing current product lines, as well as R&D for exciting new products that will fuel long term growth.”

2012 Business Highlights
•	Achieved fifteen (15) new customer design wins in Europe, Japan, and North America
•	Growing interest in EDA/Interface A adoption with the introduction of SEMI Standard E164, driving OEMs to support common metadata for equipment models
•	Expanded the Customer Support and Software Quality organizations to better support the growing international customer base, improve product quality and enhance the user experience
•	Delivered new releases of all Connectivity and Equipment Control products to keep abreast of SEMI standards, technologies, and customer needs
•	Invested over $1M in R&D for new product initiatives for future growth

Outlook for 2013

Most industry analysts are calling for a 6-9% growth in semiconductors, with a -10 to +5% change in the year-over-year semiconductor capital equipment market. With the top three chipmakers now projected to buy almost 70% of all capital equipment that will be purchased in 2013, we have some customers that are poised to have strong growth, while other customers are not as well positioned. We are cautiously optimistic that overall Cimetrix software revenues will benefit from increased machine shipments associated with an incremental industry recovery, as well as new customer design wins over the past several years.

We will continue to focus on understanding our customers’ system development needs and delivering software to meet their requirements for new projects and industry standards compliance. Our leadership position for SEMI standards and our continued collaboration with ISMI place Cimetrix at the forefront of industry developments. We will use that position to build our business in semiconductors, PV, and HB-LED. In addition, we will continue to investigate adjacent markets and potential new products to fuel long term growth. Cimetrix is well positioned for profitable growth in the next up cycle, and we are excited about the potential to leverage our core competencies to develop new products for the future.

About Cimetrix Incorporated
Cimetrix (OTCQB: CMXX) develops and supports factory automation software products for the global semiconductor, photovoltaic, HB-LED, and other electronics industries. Cimetrix factory connectivity software allows for rapid and reliable implementation of the SEMI SECS/GEM, GEM300, PV2, and EDA standards. Our flexible equipment control framework software is the latest technology that enables equipment suppliers to design and implement their supervisory control, material handling, operator interface, platform and process control, and automation requirements of manufacturing facilities. Cimetrix products can be found in virtually every 300mm semiconductor factory worldwide and include CIMControlFramework™, CIMConnect™, CIM300™, and CIMPortal™. The added value of Cimetrix passionate Support and Professional Services delivers an outstanding solution for precision equipment companies worldwide.

Cimetrix is an active member of Semiconductor Equipment and Materials International (SEMI), including the SEMI PV Group, and participates in various International SEMATECH Manufacturing Initiative (ISMI/SEMATECH) programs.
For more information, please visit www.cimetrix.com.

Safe Harbor Statement:
The matters discussed in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements about the Company’s prospects for future growth and results of operations are forward-looking statements. The comments made by the Company's senior management in regards to future revenue and results are based on current expectations and involve risks and uncertainties that may adversely affect expected results including but not limited to recovery of the economic markets into which the Company sells products, increased capital expenditures by semiconductor chip manufacturers, market acceptance of the Company’s products, the timing and degree of adoption of Interface A by the semiconductor industry, the ability of the Company to control its costs associated with providing products and services, the mix between products and services (which generally have higher associated costs of revenue) provided by the Company, the competitive position of the Company and its products, which include CODE, CIMConnect, CIM300 and CIMPortal product families, the economic climate in the markets in which the Company’s products are sold, technological improvements, and other risks discussed more fully in filings by the Company with the Securities and Exchange Commission.  Many of these factors are beyond the control of the Company.  Reference is made to the Company's most recent filing on Form 10-K, which further details such risk factors.

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Company Contact Rob Schreck Cimetrix Incorporated Phone: (801) 256-6500 rob.schreck@cimetrix.com	Investor Contact Jordan Darrow Darrow Associates, Inc. Phone: (631) 367-1866 jdarrow@darrowir.com

CIMETRIX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2012	2011
Current assets:
Cash	$1,027,000	$871,000
Accounts receivable, net	642,000	944,000
Inventories	16,000	22,000
Prepaid expenses and other current assets	102,000	64,000
Total current assets	1,787,000	1,901,000

Property and equipment, net	81,000	122,000
Goodwill	64,000	64,000
Other assets	20,000	20,000

	$1,952,000	$2,107,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,000	$224,000
Accrued expenses	230,000	485,000
Deferred revenue	338,000	213,000
Total current liabilities	617,000	922,000

Total liabilities	617,000	922,000

Commitments and contingencies

Stockholders’ equity:
Common stock; $.0001 par value, 100,000,000 shares
authorized, 45,567,006 and 45,234,256 shares issued,
respectively	4,000	4,000
Additional paid-in capital	33,683,000	33,601,000
Treasury stock, 25,000 shares at cost	(49,000)	(49,000)
Accumulated deficit	(32,303,000)	(32,371,000)
Total stockholders’ equity	1,335,000	1,185,000

	$1,952,000	$2,107,000

CIMETRIX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2012	2011
Revenues:
New software licenses	$3,945,000	$4,673,000
Software license updates and product support	1,007,000	946,000
Total software revenues	4,952,000	5,619,000
Professional services	687,000	2,199,000

Total revenues	5,639,000	7,818,000

Operating costs and expenses:
Cost of revenues	2,276,000	3,496,000
Sales and marketing	1,022,000	1,130,000
Research and development	1,029,000	1,261,000
General and administrative	1,185,000	1,290,000
Depreciation and amortization	65,000	52,000

Total operating costs and expenses	5,577,000	7,229,000

Income from operations	62,000	589,000

Other income (expenses):
Interest income	1,000	3,000
Other income	12,000	-
Interest expense	(1,000)	(42,000)

Total other income (expenses), net	12,000	(39,000)

Income before income taxes	74,000	550,000

Provision for income taxes	6,000	11,000

Net income	$68,000	$539,000

Net income per common share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Weighted average number of shares
outstanding:
Basic	45,718,000	45,243,000
Diluted	46,381,000	46,710,000